Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ZENITH NATIONAL INSURANCE CORP.

Zenith National Insurance Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (“GCL”), does hereby certify as follows:

(a)           The name of the corporation is Zenith National Insurance Corp.

(b)           The name under which the corporation was originally incorporated was Zenith National Insurance Corp. and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on June 1, 1971.

(c)           This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the GCL.

(d)           This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the corporation, as heretofore amended or supplemented.

(e)           The text of the Certificate of Incorporation is amended and restated in its entirety as follows:

FIRST:  The name of the corporation is

ZENITH NATIONAL INSURANCE CORP.

SECOND:  The registered office of the corporation is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is the United States Corporation Company.

THIRD:  The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware (“GCL”).

FOURTH:  (1) (a) The total number of shares of stock which this corporation is authorized to issue is one hundred and one million (101,000,000). All of such shares shall have a par value of One Dollar ($1.00) each and shall be divided into and classified as one hundred million (100,000,000) shares of Common Stock and one million (1,000,000) shares of Preferred Stock.

                (b)           Each share of Common Stock shall be entitled to vote.

                (c)           Shares of the Preferred Stock may be issued from time to time in one or more series, with the number of shares and respective designations of each series to be fixed and determined by the Board of Directors. The Board of Directors shall also fix and determine, as to each series, the dividend rate, the right of redemption, if any, the price, terms and manner of redemption, special and relative rights on liquidation, sinking or purchase fund provisions, conversion rights, and conditions under which the several series shall have separate voting rights and no voting rights.

                (2)           The corporation is hereby empowered to issue from time to time its authorized shares, and securities, options, warrants and/or other rights convertible thereinto, for such lawful consideration, whether money or otherwise, as the Board of Directors shall determine, and any shares issued for which the consideration so fixed has been paid or delivered shall be fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon, provided that the actual value of such consideration is not less than the par value of the shares so issued.

                (3)           The stockholders of the corporation do not have any preemptive or preferential right to subscribe to or purchase unissued shares of any class of stock of the corporation whether such shares are now or hereafter authorized, or any Treasury shares to be sold by the corporation.

FIFTH:  The corporation is to have perpetual existence.

SIXTH:  The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

SEVENTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and its directors and stockholders:

                (1)           The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors.

                (2)           The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the bylaws of the corporation.

                (3)           The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the bylaws, but shall not be less than three, except that where all of the shares of the corporation are owned beneficially and of record by either one or two stockholders, the number of directors may be less than three, but not less than the number of stockholders. Election of directors need not be by ballot unless the bylaws so provide.

                (4)           The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all of the stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

                (5)           In addition to the powers and authorities hereinbefore or by a statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and to do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the GCL, of this Amended and Restated Certificate of Incorporation, and any bylaws adopted by the stockholders; provided, however, that no bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such bylaws had not been adopted.

EIGHTH.  No director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article EIGHTH shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

NINTH:  The corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article NINTH shall include the right to be paid by the corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

                The corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the corporation similar to those conferred in this Article NINTH to directors and officers of the corporation.

                The rights to indemnification and to the advance of expenses conferred in this Article NINTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the bylaws of the corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

                Any repeal or modification of this Article NINTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

TENTH:  Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them, and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of the GCL, or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to the reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders of this corporation, as the case may be, and also on this corporation.

ELEVENTH:  The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

TWELFTH:  (1) Provided subdivision (2) has been complied with, every stockholder entitled to vote at any election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are entitled, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder thinks fit.

                (2)           No stockholder shall be entitled to cumulate votes unless such candidate or candidates’ names have been placed in nomination prior to the voting, and the stockholder has given notice at the meeting prior to the voting of his intention to cumulate his votes. If any stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination.

ZENITH NATIONAL INSURANCE CORP.

By:	/s/ Stanley R. Zax
Name:	Stanley R. Zax
Title:	Chairman and President